UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2011

DECISIONPOINT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54200	74-3209480
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19655 Descartes, Foothill Ranch
California, 92610-2609
(Address of principal executive offices) (Zip code)

(949) 465-0065
(Registrant's telephone number, including area code)

 Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 2, 2011, DecisionPoint Systems, Inc. (the "Company”), entered into a transfer and payment agreement (the “Transfer Agreement”) among the Company, Empresario Inc. (“Empresario”), and Omar Solis (the chief executive officer and sole shareholder of Empresario) (“Solis”). Pursuant to the Transfer Agreement, effective September 2, 2011:

●	Empresario paid the Company $530,000.
●
The Company transferred to Empresario its right, title and interest to the Purchased Assets (as defined in the Asset Purchase Agreement, dated May 14, 2009, between Copernic Inc. (“Copernic”) and Empresario (the “Purchase Agreement”)) and other rights attendant to the Business (as defined in the Purchase Agreement), including the business of Mamma.com and the Ad Network (as defined in the Purchase Agreement).

●
The convertible secured debenture, dated August 10, 2010, between Empresario and Copernic, in the original principal amount of $4,411,186 (representing the balance of the purchase price then due under the Purchase Agreement), was cancelled and terminated.

●	The guarantee, dated May 14, 2009, among Copernic, Empresario, and Solis, pursuant to which Solis guaranteed certain obligations under the Purchase Agreement, was cancelled and terminated.

Costs incurred to complete the Agreement totaled $130,000, of which $100,000 is a fee paid to Robert Chaiken, a Board member of the Company, for services related to advising and assisting the Company in completing the agreement. The remaining costs were legal and other professional services.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

See Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Transfer and Payment Agreement, dated September 2, 2011, among Empresario, Inc., Omar Solis and DecisionPoint Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: September 9, 2011	By:	/s/ Donald Rowley
Name: Donald Rowley
Title: Chief Financial Officer

3